Exhibit 99.4

CONSENT OF STERNE, AGEE & LEACH, INC.

We hereby consent to the use of our name and to the description of our opinion, dated November 21, 2013, under the caption “Opinion of Financial Advisor of Independent” in, and to the inclusion of our opinion letter as Appendix C, to the Joint Proxy Statement/Prospectus of Independent Bank Group, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Independent Bank Group, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Sterne, Agee & Leach, Inc.

Dallas, Texas

January 14, 2014